UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 9, 2009, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 9, 2009, at 10:30 A.M. for the following purposes:

(1)	To elect five directors;

(2)	To approve the amendment of the 2003 Omnibus Equity Incentive Plan to increase the number of shares of Class A Common Stock and preferred stock authorized for issuance thereunder;

(3)	To approve the amendment of the Nonemployee Director Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder; and

(4)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 19, 2008, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Pursuant to new rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report to Shareholders are available at http://www.central.com/annualreports.

Dated:  January 2, 2009

By Order of the Board of Directors

Stuart W. Booth, Secretary

HOLDERS OF COMMON STOCK AND CLASS B STOCK ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Annual Meeting of Stockholders on February 9, 2009 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the enclosed form of proxy were first sent to stockholders on or about January 2, 2009. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

If the enclosed form of proxy is properly signed and returned by holders of Common Stock and Class B Stock, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 19, 2008, will be entitled to vote at the Annual Meeting.

As of the close of business on December 19, 2008, there were outstanding 20,811,218 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 48,063,885 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting, including the election of directors.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

With regard to the election of directors, votes may be cast “For” or “Withhold Authority” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

The proposals to amend the Company’s 2003 Omnibus Equity Incentive Plan and the Nonemployee Director Equity Incentive Plan require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Accordingly, abstentions on the proposals to amend the 2003 Omnibus Equity Incentive Plan and the Nonemployee Director Equity Incentive Plan will have the effect of a negative vote on these items. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, a broker non-vote will have no effect on the proposals to amend the 2003 Omnibus Equity Incentive Plan and the Nonemployee Director Equity Incentive Plan, which require the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon.

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown	67	Chairman of the Board since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. On October 22, 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer.	1980
Brooks M. Pennington III	54	Director of Special Projects for the Company since October 1, 2006. From 1994 through September 30, 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998.	1998
John B. Balousek	63	Mr. Balousek served as President and Chief Operating Officer of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, from 1991 until 1996 and as Chairman and CEO of True North Technologies, a digital and interactive services company affiliated with True North Communications in 1996. Mr. Balousek co-founded and, from 1998 to 1999, served as an Executive Vice President of PhotoAlley.com, a San Francisco company marketing photographic equipment, supplies and services online. Prior to 1991, he held various senior executive management positions with Foote, Cone & Belding Communications and positions in brand management with the Procter & Gamble Company.	2001
David N. Chichester	63	Partner of Tatum LLC, a financial and technology leadership services firm, since 2004. Mr. Chichester served as the Chief Financial Officer of Starbucks Coffee Japan, Ltd. from 2003 to 2004 and the Senior Vice President Finance of Starbucks Corporation from 2001 to 2003. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Hecklers Online, Inc. during 2000 and at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as Vice President-Investment Banking of Warburg Paribas Becker Incorporated and Assistant Vice President at The First National Bank of Chicago. He has also served on the boards of other public and private companies.	2002

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
Alfred A. Piergallini	62	Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, since January 2005. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held several senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He also currently serves as a director of Comerica Incorporated, a financial services company.	2004

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the director nominees listed above.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rules 4200 and 4350, the Board of Directors has determined that each of Mr. Balousek, Mr. Chichester and Mr. Piergallini meet the standards of independence established by the NASDAQ.

Committees of the Board

The Company has an Audit Committee, a Compensation Committee and a Finance Committee but does not have a nominating committee or a committee performing the functions of a nominating committee.

Audit Committee

During fiscal 2008, the members of the Audit Committee were Bruce A. Westphal (Chairman until his retirement in April 2008), Alfred A. Piergallini (Chairman since May 2008), John B. Balousek and David N. Chichester. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the auditing engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The Audit Committee held 28 meetings during fiscal 2008.

Compensation Committee

During fiscal 2008, the members of the Compensation Committee were John B. Balousek (Chairman), Bruce A. Westphal (until his retirement in April 2008) and Alfred A. Piergallini. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation to each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders;

•	reviewing survey data, coupled with performance-based peer group evaluations, to help determine competitive short and long-term awards for executives;

•	considering the possible tax consequences to the Company and to the executives in determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its annual proxy statement and incorporated by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its annual proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The Compensation Committee held 22 meetings during fiscal 2008.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Finance Committee

During fiscal 2008, the Board of Directors formed the Finance Committee, whose members are David N. Chichester (Chairman) and Brooks M. Pennington. The function of the Finance Committee is to assist the Board of Directors in connection with such special projects and other matters in the area of finance as may be delegated to it by the Board of Directors. The Finance Committee held two meetings during fiscal 2008.

Compensation Committee Interlocks and Insider Participation

Messrs. Westphal, Balousek and Piergallini served as members of the Compensation Committee during fiscal 2008. They have no relationship with the Company other than as directors and stockholders. During fiscal 2008, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2008, there were no members of the Board of Directors who attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served.

The Company encourages, but does not require, the members of its Board of Directors to attend its annual meetings of stockholders. All members of the Board attended the 2008 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company receive directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended. The chairs of the Audit Committee, Compensation Committee and Finance Committee each receive additional annual retainer fees of $15,000, and the lead director received additional retainer fees of $25,000. Directors who attended meetings of the Audit Committee, Compensation Committee or Finance Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to and attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board and committee service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. In December 2008, the Board amended the plan to increase the amount of the annual option grant from $140,000 to $200,000 and the restricted stock grant from $15,000 to $20,000 effective as of the 2009 Annual Meeting of Stockholders. In connection with the 2008 Annual Meeting of Stockholders, Messrs. Balousek, Chichester, Westphal and Piergallini were each granted options to purchase 28,341 shares of Class A Common Stock and a restricted stock grant for 3,037 shares. Beginning on the date of the 2009 Annual Meeting of Stockholders, Mr. Pennington will receive similar options and restricted stock awards as the non-employee directors under the Company’s 2003 Omnibus Equity Incentive Plan.

Set forth below is a summary of the compensation paid to the Company’s directors during fiscal 2008, except Messrs. Brown and Novotny, whose compensation is reported below under Executive Compensation.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards (2)(4)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total ($)
John B. Balousek	$148,700	$15,000	$31,780	—	—	—	$195,480

David N. Chichester	$112,800	$15,000	$31,780	—	—	—	$159,580

Brooks M. Pennington(5)	$52,500	—	$65,448	—	—	$168,790	$286,738

Alfred A. Piergallini	$107,000	$15,000	$31,780	—	—	—	$153,780

Bruce A. Westphal(6)	$77,300	$15,000	$31,780	—	—	—	$124,080

(1)	As of the end of fiscal 2008, Messrs. Balousek, Chichester, Pennington, Piergallini and Westphal held the following options to purchase shares of Common Stock and Class A Common Stock:

	Common Stock Options		Class A Common Stock Options
	Vested	Unvested	Vested	Unvested
John B. Balousek	2,896	—	22,588	22,569

David N. Chichester	2,896	—	22,588	22,569

Brooks M. Pennington	9,000	45,000	18,000	90,000

Alfred A. Piergallini	2,896	—	22,588	22,569

Bruce A. Westphal	2,896	—	22,588	22,569

(2)	This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2008 in accordance with the Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share-Based Payment”, except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 10, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2008 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	The fair value as of the grant date of each award granted to the non-employee directors in fiscal 2008 determined pursuant to SFAS 123(R) was $15,000. In fiscal 2008, the grant date fair values were determined using the closing stock price on the date of grant.

(4)	The fair value as of the grant date of each award granted in fiscal 2008 determined pursuant to SFAS 123(R) was $32,592. Please refer to Note 10, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2008 for the relevant assumptions used to determine the valuation of our stock and option awards. In fiscal 2008, the grant date fair value was determined using the closing stock price on the date of grant.

(5)	Director Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. The amount for Option Awards reflects the compensation expense recognized under SFAS 123(R) during fiscal 2008 for options granted to Mr. Pennington as an employee. Mr. Pennington did not receive any option grant during fiscal 2008. All other compensation for Mr. Pennington includes salary of $157,242, the Company’s matching contributions under the Company’s 401(k) Plan of $2,539 and life insurance premium payments of $9,009.

(6)	Mr. Westphal retired from the board of directors effective April 30, 2008. Mr. Westphal’s outstanding stock options and restricted stock at the time of his retirement will continue to vest pursuant to the terms of the original agreements.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not appropriate at this time to establish a separate nominating committee. As such, the Board as a whole fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 4200(a)(15). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, some of which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

The Board will consider any director candidate recommended by security holders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. To be considered, stockholders must submit recommendations to the Company’s secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommended nominees for consideration at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially owns five percent or more of the Company’s voting stock.

When the need arises, the Company engages independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company uses three primary tools to compensate executives: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company does not provide benefits or perquisites of extraordinary value to its executives from the Company’s perspective. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. Annual bonus is principally seen as a means of rewarding superior job performance and enhancing base salary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders and as retention devices. The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible long-term financial results for the Company and its stockholders.

The Company’s compensation program rewards executives for achievement of corporate and unit operating goals and for their individual contributions. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and its business units. When the Company does not achieve satisfactory financial results and/or its stock does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased. The Compensation Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Compensation Committee uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s structural compensation is generally targeted within the broad range of compensation paid by the peer group; however, we also use our judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, we look beyond the market data and place significant weight on individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of William E. Brown, the Company’s Chairman and Chief Executive Officer, we retained an external compensation consultant as part of our process of determining his salary, bonus potential, actual bonus and equity compensation. With respect to the Company’s other executive officers, in addition to obtaining the services of compensation consultants from time to time, we receive and consider the recommendations of the Chairman and Chief Executive Officer and consult with the Company’s Vice President of Human Resources as part of our process of determining compensation. The Chief Executive Officer is invited to attend portions of select meetings of the Compensation Committee, although he does not vote with the Committee. Other executive officers have no role in making decisions regarding compensation of our executive officers.

The Compensation Committee determines base salary and potential bonus as of each officer’s hire date, and we generally reconsider both elements on or about each anniversary of that hire date. We generally determine officers’ annual bonus and equity awards in January of the succeeding fiscal year after the Company’s financial results for the prior fiscal year are announced. We generally grant each officer a certain number of stock options and/or shares of restricted stock upon his or her hire date and consider granting additional awards on an annual basis. In fiscal 2008, we shifted from solely time-based stock options to performance-based and time-based stock options, which resulted in a delay in the annual grants until March. We generally do not grant bonuses or equity compensation to existing officers on a “one-off” basis outside of the standard schedule.

Compensation Consultants and Benchmarking

From time to time, the Company and the Compensation Committee have retained the services of a compensation consulting firm to assist the Chief Executive Officer and the Compensation Committee in formulating their recommendations regarding executive compensation. In fiscal 2008, we retained the compensation consulting firm, Towers Perrin, to advise us on the appropriate compensation package for Mr. Brown following his return as Chief Executive Officer. For our other executive officers, the Company prepared its own market analysis based on a methodology and peer group similar to that of the previous reports prepared by outside consultants. The peer group includes the following lawn and garden and pet supplies companies and other consumer products companies: Acuity Brands, Church & Dwight Co., Inc., Del Monte Foods Company, FMC Corporation, Hasbro, Inc., Lesco, Inc., The Mosaic Company, PetsMart, Inc., Petco Animal Supplies, Ralcorp Holdings, Inc., Spectrum Brands, Inc., The Scotts Miracle-Gro Company, Terra Industries Inc., The Toro Company, Tractor Supply Company, Tupperware Brands Corporation and Wolverine Worldwide, Inc.

Towers Perrin’s role in the Chief Executive Officer compensation process consisted of advising the Compensation Committee on potential compensation strategies and surveying the compensation paid to the Chief Executive Officers of certain peer companies. The Compensation Committee, after consultation with Towers Perrin, determined that the principals for designing the Chief Executive Officer’s compensation should include:

•	aligning incentive compensation potential with significant improvements in shareholder value;

•	reflecting a minimum required share return or financial performance before incentive compensation is earned;

•	seeking consistency in level of compensation, mix and design of program with competitive levels;

•	considering the structure and performance requirements included in the broad employee stock option grants and provide higher expectations for the Chief Executive Officer; and

•	including a sufficient level of equity incentives to motivate the Chief Executive Officer to achieve high performance.

Based on the survey of peer companies, Towers Perrin advised the Compensation Committee that the total annual compensation paid to peer company chief executive officers ranged from approximately $2.0-2.5 million, and the Compensation Committee targeted a total annual compensation for the Company’s Chief Executive Officer ranging from $2.0-2.5 million, with a significant majority of such compensation to be at risk depending on the Company’s financial performance. After extensive meetings and the consideration of various compensation strategies, the Compensation Committee approved the compensation arrangements described below.

For our other executive officers, the Compensation Committee received the internal report and used it to help determine the market value compensation for the executive officers. The Company normalized the peer group data for size based on the EBIT (earnings before interest and taxes) and other financial metrics of the peer companies. Survey data, coupled with performance-based peer group evaluations, were used to help determine competitive short and long-term awards for executives. Generally, the Compensation Committee targets compensation within the mid-range of compensation paid by the peer group, but compensation is not set to meet specific benchmarks or percentiles within the peer group.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Compensation Committee views base salary and the annual bonus target as an essential part of attracting and retaining executive officers and, thus, we set both at a level that we believe are necessary to attract and retain top executives. The Compensation Committee also believes, based on market data and actual experience, that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving superior performance.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Compensation Committee of the effectiveness of each in supporting the Company’s strategic operations and talent strategies, as well as the prevalence, weight and value of these elements for executives at other companies. Generally, the Compensation Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should depend upon the performance of the Company to align management’s interest with our stockholders. As a result, base salary, benefits and perquisites generally represent less than half of each executive’s potential compensation if the Company performs at expected levels reflecting the importance of performance-based compensation. For the Chief Executive Officer, the Committee targets more than half of his total compensation to be at-risk. The Company uses cash compensation primarily for short-term incentives and rewards, base salaries, new hire signing bonuses and severance arrangements.

When evaluating corporate performance, the Committee generally considers financial metrics such as revenue, EBIT, earnings per share and working capital levels. When evaluating individual performance, the Committee considers the financial performance of the individual’s business unit and the individual’s overall leadership and management skills, ability to identify, close and integrate business acquisitions, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives and ability to work with peers and supervisors in an effective and collegial manner.

The Committee uses tally sheets setting forth all components of compensation, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist us in balancing the elements. If the tally sheets indicate that a particular executive’s compensation is not within the range of our peer companies, we may adjust the compensation accordingly.

When making compensation decisions, the Compensation Committee considers the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the Chief Executive Officer. We also consider issues relating to the corporate tax and accounting treatment of various forms of compensation. We consider the impact of compensation decisions on stockholder dilution, and we make our decisions with that and other goals in mind.

We continue to subscribe to the philosophy that the Company’s overall performance and its return to stockholders will be the primary areas of consideration when rewarding the Company’s top executives. It is our goal to ensure that our executives are paid competitively with the market and are rewarded for performance that benefits the stockholders.

Salary

The Compensation Committee reviews the base salary of the executive officers each year. Historically, the named executive officers have received annual increases consistent with the movement of wages in the marketplace and, on limited occasions, to reflect individual performance, promotions or increased responsibilities. In some instances, the Compensation Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity among the senior executives. Based on its review, the Committee determined that for fiscal 2008, base salary increases were required for certain executives.

Based on an analysis prepared by Towers Perrin in connection with Mr. Brown’s return as Chief Executive Officer in fiscal 2008, the Compensation Committee determined that Mr. Brown should receive a salary increase to bring his salary more in-line with the mid-range of salaries paid at peer companies. However, Mr. Brown declined any salary increase, and his salary continued at the same level since his last increase in 2002. In connection with his appointment as Executive Vice President of the Garden Group, the Compensation Committee increased Mr. Reed’s annual base salary to $425,000 to reflect his increased responsibilities. Due to the Company’s declining financial performance in fiscal 2007, the Compensation Committee did not increase the base salary of Mr. Booth or Mr. Heim.

In December 2008, the Compensation Committee increased Mr. Brown’s base annual salary, effective as of October 1, 2008, to $650,000 to bring it more in line with market norms.

Annual Bonus

The Compensation Committee determines the actual amount of bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. We generally set potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary.

When determining the amount of cash bonuses, the Committee generally considers the Company’s revenue, EBIT, earnings per share and working capital levels but may consider other or different factors in any given year. Although the Company’s financial performance in the prior fiscal year highly influences the amount of bonus, we do not use a pre-determined formula to calculate any officer’s bonus compensation or assign weights to individual financial metrics and have full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. Because of the subjective element involved, the financial metrics considered and the bonuses paid in one year may not be representative of what may have been paid in prior years or may be paid in future years. The target bonus percentages are set at a level to provide that the executive’s total compensation opportunity is competitive with amounts paid for similar performance in comparable executive positions by our peer companies.

Fiscal 2007. In January 2008, the Compensation Committee met to determine bonuses based on the Company’s performance in fiscal 2007. The following table sets forth the target bonus and actual bonus paid for each of the named executive officers with respect to fiscal 2007:

	% of Fiscal 2007 Base Salary		Bonus For Fiscal 2007
Executive Officer	Target	Actual
Glenn W. Novotny	75%	0%	$0
Stuart W. Booth	50%	0%	$0
William E. Brown	—	0%	$0
James V. Heim	50%	0%	$0
Bradley P. Johnson	50%	0%	$0

In determining whether to award bonuses to the named executive officers for fiscal 2007, the Committee considered specific elements of the Company’s financial performance in fiscal 2007, including revenue, EBIT and earnings per share. The Committee considered each of these measures against the comparable prior year performance and the Company’s internal budget for fiscal 2007, as opposed to particular pre-determined targets or similar metrics within the Company’s industries.

In particular, while sales increased approximately 3% year over year, the Company’s diluted earnings per share decreased significantly from $0.95 in fiscal 2006 to $0.45 in fiscal 2007, and the Company’s stock price fell correspondingly. The Committee considered these factors in their totality and did not consider threshold or maximum amounts necessary to obtain any of, or more than, the target bonus percentage. Consistent with the philosophy that the Company’s overall performance and its return to stockholders will be the primary areas of consideration when rewarding the Company’s top executives, the Compensation Committee decided not to award any bonuses to executive officers for fiscal 2007.

Fiscal 2008. The Compensation Committee has not yet determined the amount of bonuses, if any, to be paid to the named executive officers with respect to fiscal 2008. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2008.

Executive Officer	% of Fiscal 2008 Base Salary Target
William E. Brown	—
Stuart W. Booth	50%
James V. Heim	50%
Michael A. Reed	50%

The Compensation Committee did not assign a target percentage for Mr. Brown, because the Compensation Committee believed that his compensation should be principally linked to the equity performance of the Company to align his interest with the long-term interest of the Company’s stockholders. However, the Compensation Committee retains the discretion to award Mr. Brown a bonus if it determines that it is warranted by his performance and the Company’s financial results. For the other executive officers, the Compensation Committee chose the same target percentage for fiscal 2008 as fiscal 2007, because the Committee believes that the bonus and potential equity appreciation should represent the majority of officer compensation if the Company’s financial performance improves. The Company will report fiscal 2008 bonus determinations, if any, in a Form 8-K once decisions are made in early 2009.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year are subsequently restated. In such event, the Compensation Committee would consider whether it is appropriate to seek recovery of previously paid awards or adjust future awards appropriately.

Stock Options

The Compensation Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive. The size of annual option grants to officers is determined after giving consideration to market factors, the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards between executives and in relation to other compensation elements, stockholder dilution, and total compensation expense.

In fiscal 2007, the Compensation Committee reconsidered its approach to stock options. Historically, the Committee had focused on the amount of options granted in previous years rather than the grant date fair value of those options. After considerable discussion and analysis, the Committee determined that it should focus more heavily on the potential value of the stock option to the employee, the compensation cost to the Company and the dilutive effect on the Company’s stockholders rather than the number of shares historically granted. As part of this process, the Committee analyzed the stock option granting practices of our peer companies and the value of the equity awards as a percentage of EBIT and the percentage of total awards granted to the top five executives. The Committee concluded that the Black-Scholes value of annual equity awards as a percentage of the EBIT for the prior fiscal year should be reduced from the level of recent years. As a result, the fair value of the options granted in fiscal 2007 was substantially reduced. The Committee also chose to substantially reduce the number of employees eligible for option awards to focus on those individuals whose performance was most likely to impact the financial performance of the Company. This change reduced the number of employees receiving stock options by more than one-half.

In fiscal 2008, the Compensation Committee changed its stock option granting practices to more directly link the vesting of options to the performance of business units rather than focusing solely on overall corporate performance and determined that the Company should change from purely time-based vesting to a mix of performance-based and time-based vesting. Because of the substantial decline in the Company’s stock price over the previous year, substantially all of the options held by the executive officers had exercise prices well above the current market price, which greatly reduced the incentive and retention value of the prior awards. The Compensation Committee granted more options to employees, including Messrs. Booth, Heim and Reed, in March 2008 than in fiscal 2007, because the performance-based component made it more difficult for the options to vest fully. However, as a result of the low share price, the compensation expense associated with the awards did not increase. The Compensation Committee elected not to grant any options to Mr. Brown in March 2008 until it had reached a decision on his total compensation package.

In June 2008, the Compensation Committee reached a decision on Mr. Brown’s total compensation package. Based on the recommendations of Towers Perrin and the belief of the Compensation Committee that the significant majority of the Chief Executive Officer’s compensation should be tied to the Company’s financial performance, the Compensation Committee determined to grant to Mr. Brown premium priced and performance-based options to purchase an aggregate of 1,500,000 shares consisting of 50% Common Stock and 50% Class A Common Stock. The grant consisted of 500,000 shares at an exercise price of $10.00 per share, 500,000 shares at an exercise price of $12.50 per share, and 500,000 shares at an exercise price of $15.00 per share. The exercise prices were between 114% and 268% higher than the grant date closing prices of the Company’s Common Stock of $4.67 per share and Class A Common Stock of $4.01 per share. The significant premium in the exercise price means that Mr. Brown will not experience any equity appreciation until the Company’s stock rebounds to more than $10.00 per share. The Black Scholes value of the options granted to the Chief Executive Officer in fiscal 2008 was approximately $208,000.

Stock options granted to executive officers, other than the Chief Executive Officer, during fiscal 2008 had an exercise price equal to the closing share price on the date of the grant. The performance-based stock options granted in fiscal 2008 vest in five equal annual installments commencing one year from the date of grant subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2008, 2009, 2010, 2011 and 2012. The performance targets are (i) earnings before interest and taxes (adjusted for acquisitions and divestitures, non-operating income or expense and other adjustments determined by the Compensation Committee) (the “Adjusted EBIT Target”) and (ii) net controllable assets, which is intended to award employees for reductions in average working capital (the “Net Controllable Assets Target”). For the executive officers, there are separate targets for each of the Company, the Pet business and the Garden business. These targets account for 20%, 40% and 40%, respectively, of the total eligible performance-based vesting. If the targets in a particular year are not met, the employee can still vest in the options if the Company’s or applicable segments’ cumulative performance exceeds the cumulative targets in subsequent years. The Company believes that the disclosure of the actual target amounts would cause competitive harm, because they reflect internal projections over five years, and because they could be misinterpreted as Company earnings guidance. The Compensation Committee believes that there is a high probability that the majority of the targets will be satisfied if the Company returns to historical performance levels. For fiscal 2008, 75% of the performance targets applicable to the options granted to Messrs. Booth, Heim and Reed were satisfied and 60% were satisfied for Mr. Brown. Executives must be employed by the Company at the time of vesting to exercise the options.

Subsequent to granting the March 2008 performance-based options, the Company continued to experience further increases in operating expenses and input costs that adversely affected the Company’s adjusted EBIT and made it less likely that a portion of the performance targets would be met in fiscal 2008 and fiscal 2009. Because many of the cost increases were outside the control of individual employees and the Company and concern that the retention value of the options had diminished, the Compensation Committee concluded that the options should be amended in the interests of improving morale, aiding retention and maintaining incentives for superior performance. Accordingly, the Compensation Committee amended the vesting provisions to provide that 50% of the options eligible to vest on the first and second anniversaries of the grants will vest regardless of whether the performance conditions for fiscal 2008 and fiscal 2009 are satisfied. The time vested component of the options did not change. The changes did not apply to Mr. Brown’s options.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information except to the extent that it typically makes its annual option grants within a reasonable amount of time after the Company’s fiscal year end earnings announcement.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with equity incentive compensation. However, the Company has made grants of restricted stock to several executive officers in connection with arrangements providing for a post-termination consulting relationship with the Company and their entry into confidentiality and non-competition agreements. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Compensation Committee. The Compensation Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In December 2008, the Compensation Committee granted Mr. Brown 25,000 shares of restricted Class A Common Stock and 25,000 shares of restricted Common Stock in an attempt to bring his fiscal 2008 compensation more in line with the compensation paid to peer company chief executive officers. Notwithstanding this grant, the Compensation Committee believes that the Chief Executive Officer’s compensation package for fiscal 2008 was substantially below market norms.

Stock Ownership Requirements

The Company does not have any stock ownership requirements, guidelines or expectations or any policies regarding hedging the risk of stock ownership.

Post-Employment Arrangements

Under the terms of our employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, or that were paid to Mr. Novotny and Mr. Johnson pursuant to their separation agreements, are described below in detail in the section titled “Potential Payments Upon Termination” on page 22. Our equity-based compensation plans and employment agreements do not provide for special payments to our named executive officers upon a change-in-control of the Company.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the named executive officers. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining us.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors.

Benefits and Perquisites

In addition to qualified retirement plans available to employees generally and nonqualified deferred compensation plans available to senior executives, the Company provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown.

Accounting and Tax Treatment

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, we believe that it is important to retain maximum flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, we will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. We do of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit us to grant awards that qualify for deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended on September 27, 2008. This report is provided by the following independent directors, who comprise the Compensation Committee:

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and our other executive officers and our former Chief Executive Officer during our two fiscal years ended on September 27, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqual- ified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
William E. Brown	2007	$409,994	$0	—	$85,344	—	—	$12,804	$508,142
Chairman and Chief Executive Officer(6)	2008	$409,994	—	—	$97,477	—	—	$12,598	$520,069

Stuart W. Booth	2007	$375,673	$0	$54,800	$81,608	—	$3,962	$31,438	$547,481
Executive Vice President and Chief Financial Officer	2008	$380,000	—	$54,800	$109,955	—	$3,034	$30,631	$578,420

James V. Heim	2007	$414,423	$0	$94,260	$117,699	—	$1,319	$23,471	$651,172
President of Pet Products Division	2008	$415,000	—	$94,260	$100,277	—	$1,191	$23,412	$634,140

Michael A. Reed	2007	$299,692	$0	$69,072	$45,273	—	—	$22,069	$436,106
Executive Vice President(7)	2008	$410,020	—	$69,072	$71,876	—	—	$25,620	$576,588

Former Executive Officers:
Glenn W. Novotny	2007	$753,654	$0	$238,572	$149,832	—	$2,010	$31,834	$1,175,902
Former President and Chief Executive Officer(8)	2008	$723,894	$0	$238,572	$149,832	—	$800	$42,501	$1,155,599

Bradley P. Johnson	2007	$460,962	$0	$167,000	$87,334	—	$2,914	$232,686	$950,896
Former President of Garden Division(9)	2008	$525,252	$0	—	—	—	$1,541	$66,670	$593,463

(1)	Fiscal 2008 bonus amounts for Messrs. Brown, Booth, Heim and Reed have not been determined as of the date of this proxy statement. The Company expects to determine the amounts, if any, in early 2009 and will file a Form 8-K within four business days of the determination of bonuses for fiscal 2008.

(2)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 and fiscal 2008 for stock awards granted in prior fiscal years, in accordance with SFAS 123(R). These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officers.

(3)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 and fiscal 2008 for option awards granted in fiscal 2008 and in prior fiscal years, in accordance with SFAS 123(R), except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting based on service conditions. Please refer to Note 10, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2008 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table for information on awards actually granted in fiscal 2008. These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executives.

(4)	Entire amount represents above market interest earnings on non-qualified deferred compensation.

(5)	The components of the “All Other Compensation” column for fiscal 2008 are detailed in the following table:

Description	Brown	Booth	Heim	Reed	Former Executive Officers
					Novotny	Johnson
Company matching contribution to 401(k) plan	$2,375	$4,344	$4,344	$4,344	$4,344	$3,094
Medical and life insurance premiums	$10,223	$10,475	$7,068	$10,477	$6,887	$9,977
Car allowance or lease	—	$15,812	$12,000	$10,800	$8,781	$3,000
Country club membership	—	—	—	—	$1,689	—
Mortgage differential payments	—	—	—	—	—	$50,600
Post-Employment Consulting	—	—	—	—	$20,800	—

Pursuant to Mr. Johnson’s employment agreement, the Company agreed to reimburse Mr. Johnson over five years an amount equal to a percentage of the difference in interest cost from his prior home and the interest cost of the home that he purchased when he relocated to California. The reimbursement percentages were 100% during year 1, 90% during year 2, 75% during year 3, 50% during year 4, and 25% during year 5. The Company computed the aggregate incremental cost to the Company by subtracting the amount of interest that would have been due under Mr. Johnson’s prior mortgage before joining the Company from the amount of interest paid for the same period on his home in California, multiplied by the applicable reimbursement percentage. The reimbursements were discontinued as of January 1, 2008. The amount includes $23,149 in reimbursement of taxes owed as a result of the mortgage differential payment.

(6)	Mr. Brown was reappointed as Chief Executive Officer effective October 22, 2007.

(7)	Mr. Reed was appointed Executive Vice President effective October 30, 2007.

(8)	Mr. Novotny resigned as a director and Chief Executive Officer effective October 21, 2007.

(9)	Mr. Johnson resigned as President of Garden Division effective October 26, 2007.

Employment Agreements – James V. Heim

On May 31, 2007, the Company entered into an Employment Agreement with James V. Heim. This employment agreement provides that Mr. Heim will serve as President of the Company’s Pet Products division at an annual minimum salary of $415,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated earlier for his dismissal with cause, death or disability. If the Company terminates Mr. Heim without cause, he will continue to receive his base salary for one year.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2008, which ended on September 27, 2008. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Name			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
	Grant Date		Threshold (# shares)	Target (# shares)	Maximum (# shares)
William E. Brown(1)	6/19/2008	(2)	—	250,000	250,000	$10.00	(3)	$42,500	(4)
	6/19/2008	(2)	—	250,000	250,000	$12.50	(3)	$22,500	(4)
	6/19/2008	(2)	—	250,000	250,000	$15.00	(3)	$10,000	(4)
	6/19/2008	(5)	—	250,000	250,000	$10.00	(3)	$75,000	(4)
	6/19/2008	(5)	—	250,000	250,000	$12.50	(3)	$37,500	(4)
	6/19/2008	(5)	—	250,000	250,000	$15.00	(3)	$20,000	(4)
Stuart W. Booth(1)	3/4/2008	(2)	16,000	80,000	80,000	$4.60	(6)	$99,200	(4)
James V. Heim(1)	3/4/2008	(2)	16,000	80,000	80,000	$4.60	(6)	$99,200	(4)
Michael A Reed(1)	3/4/2008	(2)	24,000	120,000	120,000	$4.60	(6)	$148,800	(4)

Former Executive Officers:
Glenn W. Novotny	—		—	—	—	—		—
Bradley P. Johnson	—		—	—	—	—		—

(1)	The options granted to each of Messrs. Brown, Booth, Heim and Johnson vest in increments of 20% upon each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2008, 2009, 2010, 2011 and 2012. The performance targets are (i) the “Adjusted EBIT Target” and (ii) the “Net Controllable Assets Target”. There are separate targets for each of the Company, the Pet business and the Garden business. If the targets in a particular year are not met, the employee can still vest in the options if the Company’s cumulative performance exceeds the cumulative targets in subsequent years. Executives must be employed by the Company at the time of vesting to exercise the options. Subsequent to granting the March 2008 performance-based options, the Compensation Committee amended the vesting provisions to provide that 50% of the options eligible to vest on the first and second anniversary of the grants will vest regardless of whether the performance conditions for fiscal 2008 and fiscal 2009 are satisfied. The time vested component of the options did not change. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	Class A Common Stock.

(3)	The Compensation Committee granted Mr. Brown premium priced options with exercise prices between 114% and 268% higher than the grant date closing prices of the Company’s Common Stock of $4.67 per share and Class A Common Stock of $4.01 per share.

(4)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). Please refer to Note 10, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 26, 2008 for the relevant assumptions used to determine the valuation of our stock and option awards.

(5)	Common Stock.

(6)	All options were granted at the closing market price on the date of grant, which exceeded the average of the high and low sale prices on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2008, which ended on September 27, 2008.

	Option Awards							Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William E. Brown	—		14,000	(2)	—	$12.92	12/9/2013	—		—	—	—
	—		28,000	(3)	—	$12.83	12/9/2013	—		—	—	—
	—		14,000	(2)	—	$15.22	12/14/2013	—		—	—	—
	—		28,000	(3)	—	$15.11	12/14/2013	—		—	—	—
	—		30,000	(2)	220,000	$10.00	06/19/2014	—		—	—	—
	—		30,000	(3)	220,000	$12.50	06/19/2014	—		—	—	—
	—		30,000	(2)	220,000	$15.00	06/19/2014	—		—	—	—
	—		30,000	(3)	220,000	$10.00	06/19/2014	—		—	—	—
	—		30,000	(2)	220,000	$12.50	06/19/2014	—		—	—	—
	—		30,000	(3)	220,000	$15.00	06/19/2014	—		—	—	—

Stuart W. Booth	3,000	(2)	9,000	(2)	—	$7.28	02/11/2011	8,000	(2)	$48,880	—	—
	6,000	(3)	18,000	(3)	—	$7.23	02/11/2011	16,000	(3)	$93,440	—	—
	—		10,000	(2)	—	$12.92	12/9/2013	—		—	—	—
	—		20,000	(3)	—	$12.83	12/9/2013	—		—	—	—
	—		13,000	(2)	—	$15.22	12/14/2013	—		—	—	—
	—		26,000	(3)	—	$15.11	12/14/2013	—		—	—	—
	—		27,000	(3)	—	$13.83	05/23/2015	—		—	—	—
	—		12,000	(3)	68,000	$4.60	03/4/2014	—		—	—	—

James V. Heim	10,000	(2)	5,000	(2)	—	$10.47	08/21/2010	3,750	(2)	$22,913	—	—
	20,000	(3)	10,000	(3)	—	$10.39	08/21/2010	7,500	(3)	$48,800	—	—
	—		15,000	(2)	—	$15.22	12/14/2013	—		—	—	—
	—		30,000	(3)	—	$15.11	12/14/2013	—		—	—	—
	—		36,000	(3)	—	$13.83	05/23/2015	—		—	—	—
	—		12,000	(3)	68,000	$4.60	03/4/2014	—		—	—	—

Michael A. Reed	6,000	(2)	9,000	(2)	—	$7.28	02/11/2011	10,000	(2)	$61,100	—	—
	12,000	(3)	18,000	(3)	—	$7.23	02/11/2011	20,000	(3)	$116,800	—	—
	—		7,000	(2)	—	$15.22	12/14/2013	—		—	—	—
	—		14,000	(3)	—	$15.11	12/14/2013	—		—	—	—
	—		30,000	(3)	—	$13.83	05/23/2015	—		—	—	—
	—		18,000	(3)	102,000	$4.60	03/4/2014	—		—	—	—

Former Executive Officers:
Glenn W. Novotny(4)	—		40,000	(2)	—	$4.28	08/2/2010	40,000	(2)	$244,000	—	—
	—		80,000	(3)	—	$4.26	08/2/2010	80,000	(3)	$467,200	—	—
	—		24,000	(2)	—	$12.92	12/9/2013	—		—	—	—
	—		48,000	(3)	—	$12.83	12/9/2013	—		—	—	—
	—		25,000	(2)	—	$15.22	12/14/2013	—		—	—	—
	—		50,000	(3)	—	$15.11	12/14/2013	—		—	—	—

Bradley P. Johnson(5)	—		—		—	—	—	—		—	—	—

(1)	Market value was calculated based on the closing sale price of $6.11 per share for the Common Stock and $5.84 per share for the Class A Common Stock on September 26, 2008, the last trading day in fiscal 2008.

(2)	Common Stock.

(3)	Class A Common Stock.

(4)	Mr. Novotny resigned from his position as President and Chief Executive Officer of the Company and from the Board of Directors effective October 21, 2007. Pursuant to a separation agreement dated October 30, 2007, his options ceased vesting on November 10, 2008.

(5)	Mr. Johnson resigned as President of Garden Division effective October 26, 2007 and his equity awards expired before vesting.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2008, which ended on September 27, 2008.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
William E. Brown	—		—	—		—

Stuart W. Booth	—		—	2,000	(1)	$12,315
				4,000	(2)	$23,260
James V. Heim	—		—	3,750	(1)	$19,669
				7,500	(2)	$38,250
Michael A. Reed	—		—	—		—

Former Executive Officers:
Glenn W. Novotny	20,000	(1)	$22,500	—		—
	40,000	(2)	$31,400	—		—
Bradley P. Johnson	—		—	—		—

(1)	Company Common Stock.

(2)	Company Class A Common Stock.

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the non-qualified deferred compensation activity for the named executive officers in fiscal 2008, which ended on September 27, 2008:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
William E. Brown	—	—	—	—	—
Stuart W. Booth	—	—	$12,046	—	$177,249
James V. Heim	$21,867	—	$4,902	—	$84,123
Michael A. Reed	—	—	—	—	—

Former Executive Officers:
Glenn W. Novotny	—	—	$37,239	—	$705,235
Bradley P. Johnson	$5,437	—	$6,148	—	$91,568

The deferred compensation balances generally earn interest based on the prime rate plus 1%.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 27, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,599,012	(1)	$10.36	6,655,864	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	7,599,012	(1)	$10.36	6,655,864	(2)

(1)	Includes 1,610,000 shares of Common Stock and 5,459,300 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan, 112,500 shares of Common Stock and 225,000 shares of Class A Common Stock issuable upon exercise of options granted under the 1993 Omnibus Equity Incentive Plan and 11,584 shares of Common Stock and 180,628 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 3,223,094 shares of Common Stock and 3,281,930 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 98,144 shares of Common Stock and 52,696 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination

SEC regulations require that we estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 27, 2008, the last day of our 2008 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to our named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Accrued Vacation	Other		Total
William E. Brown	—	—	—	$47,308	—		$47,308
Stuart W. Booth	—	$65,274	—	$43,846	—		$109,120
James V. Heim	$415,000	$129,448	—	$47,885	—		$592,333
Michael A. Reed	—	$63,784	—	$49,038	—		$112,822

Former Executive Officers:
Glenn W. Novotny(1)	$480,590	$125,272	$4,714	$176,683	$253,389	(2)	$1,040,648
Bradley P. Johnson(3)	$104,483	$67,046	$6,953	$39,346	$370,416	(4)	$588,244

(1)	Effective October 21, 2007, Mr. Novotny resigned from his position as President and Chief Executive Officer of the Company and from the Board of Directors. Pursuant to a separation agreement dated October 30, 2007, he remained an employee of the Company through June 15, 2008 and received the payments and benefits set forth in the table. Pursuant to a Post-Employment Consulting Agreement, Mr. Novotny has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company in June 2008. Mr. Novotny receives $5,000 per month (subject to a 2% upward adjustment annually from the date of the agreement) for such consulting services. This agreement contains confidentiality and non-competition provisions.

(2)	Consists of (i) payments on a leased automobile through May 2008, with an estimated value of $8,781, (ii) retention as his own property of Company provided laptop, blackberry and cellular telephone, with an estimated value of $2,488 and (iii) the value of (a) all restricted stock issued under a restricted stock award agreement dated November 7, 2005 and (b) all stock options granted under the Company’s 2003 Omnibus Equity Incentive Plan for which vesting is extended through November 10, 2008. The market value of the restricted stock that will vest through November 10, 2008 and the difference between the exercise price and the market value of the options that will vest that will vest through November 10, 2008 (calculated based on the closing sale prices of the Common Stock and Class A Common Stock on September 26, 2008, the last trading day in fiscal 2008) is $242,120.

(3)	Effective October 26 2007, Bradley P. Johnson resigned from his position as President Garden Group. Pursuant to a separation agreement dated October 26, 2007, he will remain an employee of the Company through December 31, 2008 and will receive the payments and benefits set forth in the table. All deferred compensation owed to Mr. Johnson by the Company will be paid consistent with the Central Garden & Pet Deferred Compensation Plan dated December 14, 2005. Pursuant to a Post-Employment Consulting Agreement, Mr. Johnson has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company in December 2008. Mr. Johnson will receive $2,500 per month (subject to a 3% upward adjustment annually from the date of the agreement) for such consulting services. This agreement contains confidentiality and non-competition provisions.

(4)	Consists of (i) a lump sum payment of $332,998 on the last Company payroll date in 2007 and (ii) auto allowance and monthly mortgage differential payments until January 1, 2008, with an estimated value of $37,418.

Stuart W. Booth

Mr. Booth is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Booth will receive $2,500 per month (subject to a 2% upward adjustment annually from the date of the agreement) for such consulting services. This agreement contains confidentiality and non-competition provisions.

James V. Heim

On May 31, 2007, the Company entered into an Employment Agreement with James V. Heim. This employment agreement provides that Mr. Heim will serve as President of the Company’s Pet Products division at an annual minimum salary of $415,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated earlier for his dismissal with cause, death or disability. If the Company terminates Mr. Heim without cause, he will continue to receive his base salary for one year. Cause is defined in the employment agreement as follows: (a) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company, (b) an act or omission constituting negligence or misconduct which is materially injurious to the Company, (c) a material violation of this Agreement by Executive, which is not cured within 30 days after written notice thereof, (d) the abuse of alcohol or drugs, (e) failure to comply with the lawful directives of the Board of Directors, (f) a material violation of any securities law, regulation or compliance policy of the Company and (g) executive’s death or incapacity exceeding four (4) months.

Mr. Heim is also party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Heim will receive $5,000 per month (subject to a 2% upward adjustment annually from the date of the agreement) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Michael A. Reed

Mr. Reed is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Reed will receive $2,500 per month (subject to a 2% upward adjustment annually from the date of the agreement) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she shall not participate in any discussion or approval of that interested transaction, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Brooks M. Pennington III, a director of the Company standing for re-election, is a minority shareholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During the fiscal year ended on September 27, 2008, Bio Plus, Inc.’s revenues from sales to subsidiaries of the Company were approximately $1.2 million. As of September 27, 2008, the Company owed Bio Plus, Inc. approximately $77,000 for such purchases.

On July 1, 2008, the Company and Mr. Pennington entered into a Modification and Extension of the Employment and Non-Compete Agreement dated February 27, 1998, as amended June 2, 2003 and April 10, 2006. This modified and extended agreement provides that from the period from July 1, 2008 through February 28, 2012, Mr. Pennington would serve as Director of Special Projects for the Company. In this position, Mr. Pennington will be expected to work a maximum of 650 hours per year for a base salary of $190,000 annually.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 19, 2008.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent(2)	Percent of Total Voting Power(3)
Executive Officers:
William E. Brown	1,646,007	(4)	1,423,663	(5)	3,374,484	(6)	9.1%	47.9%
Stuart W. Booth	—		21,417	(7)	95,027	(8)	*	*
James V. Heim	—		23,009	(9)	44,440	(10)	*	*
Michael A. Reed			23,000	(11)	46,000	(12)

Former Executive Officers:
Glenn W. Novotny(13)	—		22,812		44,019		*	*
Bradley P. Johnson(14)	—		—		—		*	*

Directors:
John B. Balousek	—		58,056	(15)	33,343	(16)	*	*
David N. Chichester	—		5,700	(15)	39,901	(16)	*	*
Brooks M. Pennington III(17)	—		229,532	(18)	459,064	(19)	*	*
Alfred A. Piergallini	—		11,875	(15)	31,311	(16)	*	*

Former Directors:
Bruce A. Westphal	—		29,629	(20)	56,819	(21)	*	*

All directors and executive officers as a group (ten persons)(22)	1,646,007		1,848,693		4,224,408		10.9%	49.0%

Five Percent Stockholders:
Fidelity Management(23)	—		2,893,467		—		4.1%	7.8%
Schroder Investment Management North America Inc.(24)	—		2,935,500		—		4.2%	7.9%
Dimensional Fund Advisors Inc.(25)	—		1,437,643		2,510,506		5.6%	3.9%
Reed Conner & Birdwell, LLC(26)	—		—		8,170,464		11.6%	—
Morgan Stanley(27)	—		1,214,578		—		1.7%	3.2%
The Goldman Sachs Group, Inc(28)	—		1,161,665		—		1.6%	3.1%
Barclays Global Fund Advisors(29)	—		—		3,397,171		4.8%	—
Massachusetts Financial Services Company(30)	—		—		4,363,807		6.2%	—
TimesSquare Capital Management, LLC(31)	—		—		2,394,808		3.4%	—

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding.

(3)

Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights between the Class B Stock, Common Stock and Class A Common Stock . The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(5)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 5,600 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008. Includes 124,500 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts.

(6)	Includes 16,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 16,000 shares held by his spouse. Includes 11,200 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(7)	Includes 10,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(8)	Includes 21,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(9)	Includes 13,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(10)	Includes 26,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(11)	Includes 13,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(12)	Includes 26,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(13)	Mr. Novotny resigned as a director and Chief Executive Officer effective October 21, 2007.

(14)	Mr. Johnson resigned as President of Garden Division effective October 26, 2007.

(15)	Includes 2,896 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(16)	Includes 22,588 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008.

(17)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(18)	Includes 6,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008. Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 56,644 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(19)

Includes 12,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008. Includes 98,080 shares of Class A Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 15,208 shares held by Pennington Management Company II, LLC, in which

Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 13,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 113,288 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 13,876 shares held by his spouse.

(20)	Includes 6,508 shares of Common Stock held by a limited partnership of which Mr. Westphal is general partner and 2,896 shares issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008. Mr. Westphal disclaims beneficial ownership of the 6,508 shares held by the limited partnership, except to the extent of his pecuniary interest therein.

(21)	Includes 13,016 shares of Class A Common Stock held by a limited partnership of which Mr. Westphal is general partner and 22,588 shares issuable upon exercise of outstanding options exercisable within 60 days of December 19, 2008. Mr. Westphal disclaims beneficial ownership of the 13,016 shares held by the limited partnership, except to the extent of his pecuniary interest therein.

(22)	Reflects the information in the footnotes set forth above.

(23)	The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The foregoing information is solely from a Form 13G reflecting beneficial holdings of the Company’s capital stock filed on February 13, 2008.

(24)	The address of Schroder Investment Management North America Inc. is 875 Third Avenue, 21st Floor New York, NY 10022. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on February 12, 2008.

(25)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, Santa Monica, CA 90401. The foregoing information is solely from two separate Form 13G’s reflecting beneficial holdings of the Company’s capital stock filed on February 6, 2008.

(26)	The address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on August 12, 2008.

(27)	The address of Morgan Stanley is 1585 Broadway New York, NY 10036. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on February 14, 2008.

(28)	The address of The Goldman Sachs Group, Inc. is 85 Broad Street, New York, NY 10004. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on February 11, 2008.

(29)	The address of Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on February 5, 2008.

(30)	The address of Massachusetts Financial Services Company is 500 Boylston Street Boston, MA 02116. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on February 4, 2008.

(31)	The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on January 31, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 30, 2007 to September 27, 2008 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with, except for one late Form 4 filing by James V. Heim relating to shares withheld to satisfy withholding tax obligations due upon vesting of restricted stock on August 20, 2008. The report was filed September 30, 2008.

PROPOSAL TO AMEND THE 2003 OMNIBUS EQUITY INCENTIVE PLAN

At the annual meeting held in February 2003, the stockholders of the Company adopted the 2003 Omnibus Equity Incentive Plan (the “2003 Plan”) pursuant to which an aggregate of 2,500,000 shares of the Company’s Common Stock were originally reserved for issuance to key employees and consultants of the Company and its subsidiaries. At the annual meeting held in February 2005, the stockholders of the Company approved an amendment of the 2003 Plan to increase the number of shares authorized for issuance under the 2003 Plan by an additional 3,300,000 shares of Common Stock. In connection with a dividend payable in the form of two shares of the Class A Common Stock for each outstanding share of Common Stock and Class B Common Stock on February 5, 2007, the 2003 Plan was amended to include 9,734,982 shares of Class A Common Stock authorized for issuance. In December 2008, the Board of Directors of the Company conditionally amended the 2003 Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares authorized for issuance under the 2003 Plan by an additional 5,000,000 shares of Class A Common Stock and to authorize for issuance 500,000 shares of Preferred Stock.

The reason for this increase and new authorization of Preferred Stock is to ensure that sufficient shares of the Company’s Class A Common Stock and Preferred Stock are available under the 2003 Plan for awards to attract, retain and motivate selected employees with outstanding experience and ability. The Preferred Stock will provide the Compensation Committee with more flexibility in designing equity awards to promote long-term retention. As of December 19, 2008, there were 3,295,715 shares of Common Stock, 3,464,607 shares of Class A Common Stock and no shares of Preferred Stock remaining for future awards, which would increase to 3,295,715 shares of Common Stock, 8,464,607 shares of Class A Common Stock and 500,000 shares of Preferred Stock if the proposal is approved. If and when the Company issues any shares of Preferred Stock under the 2003 Plan, it will reduce the amount of Class A Common Stock available for future issuance in an amount equal to the number of shares of Class A Common Stock that are issuable upon conversion of such Preferred Stock.

Set forth below is a summary of certain of the principal features of the 2003 Plan.

General

The 2003 Plan provides for the granting of stock options, stock appreciation rights (“SARs”), restricted stock awards, performance unit awards and performance share awards (collectively, “Awards”) to key employees, directors and consultants of the Company and its subsidiaries. As of December 19, 2008, approximately 4,600 employees, directors and consultants were eligible to receive awards under the 2003 Plan.

Purpose

The purpose of the 2003 Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of participating employees, directors and consultants to those of the Company’s stockholders and by providing such employees, directors and consultants with an incentive for outstanding performance. The 2003 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participating employees, directors and consultants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations.

Administration

The 2003 Plan is administered by the Compensation Committee of the Board of Directors of the Company.

Number of Shares Available Under the 2003 Plan

A total of 2,500,000 shares of Common Stock were originally reserved for issuance under the 2003 Plan. The February 2005 amendment increased the number of authorized shares by 3,300,000 shares for a total of 5,800,000 shares of Common Stock. In the event of any stock split, stock dividend or other change in the capital structure of the Company, the Board of Directors may make such adjustment, if any, as it deems appropriate in the number and/or class of shares of Common Stock that are available for grant under the 2003 Plan and the number and class of and/or the exercise price of shares of Common Stock subject to outstanding options. On February 5, 2007, the Company paid a stock dividend in the form of two shares of the Class A Common Stock for each outstanding share of Common Stock and Class B stock to stockholders of record as of January 14, 2007. Following the dividend, there were 4,867,491 shares of Common Stock and 9,734,982 shares of Class A Common Stock remaining for awards. Shares issued under the 2003 Plan may be authorized but unissued shares or treasury shares. If an Option expires without having been fully exercised or Restricted Stock does not vest, the shares subject thereto again will be available for grant.

Options

The price of the shares of the Company’s Stock subject to each option (the “option price”) is set by the Compensation Committee but generally may not be less than 100% of the fair market value on the date of grant. In a calendar year, no participant may receive options or SARs under the 2003 Plan for more than 1,500,000 shares (subject to adjustment for stock splits and similar events).

Options granted under the 2003 Plan are exercisable at the times and on the terms established by the Compensation Committee. The Compensation Committee may accelerate the exercisability of any option.

For options granted prior to December 14, 2005, the option price shall be payable to the Company in full in cash. The Compensation Committee also may permit (a) a participant to elect to have the Company withhold shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the option price, or (b) by any other means which the Committee to be consistent with the purposes of the 2003 Plan. The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the date of exercise.

For options granted on or after December 14, 2005, the option price shall be payable by having the Company withhold shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the option price. The Committee also may permit (a) a participant to pay the option price in full in cash, or (b) by any other means which the Committee determines to be consistent with the purposes of the 2003 Plan. The value of the shares to be withheld or delivered will be based on their fair market value on the date of exercise.

Stock Appreciation Rights

The 2003 Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs or Tandem SARs, or any combination thereof. An Affiliated SAR is an SAR that is granted in connection with a related option and which will be deemed to be automatically exercised simultaneously with the exercise of the related option. A Freestanding SAR is an SAR that is granted independently of any options. A Tandem SAR is an SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled).

The Compensation Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of the Company’s stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR.

Restricted Stock Awards

The 2003 Plan permits the grant of restricted stock awards, which are restricted stock bonuses that vest in accordance with terms established by the Compensation Committee. The Compensation Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Performance Unit/Share Awards

The 2003 Plan permits the grant of performance unit and performance share awards, which are bonuses credited to an account established for the recipient and payable in cash, Common Stock, Class A Common Stock, Preferred Stock, or a combination thereof. Each performance unit has an initial value that is established by the Compensation Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of the Company’s Common Stock, Class A Common Stock or Preferred Stock on the date of its grant. The number and/or value of performance unit/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Compensation Committee are satisfied.

After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance unit/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Compensation Committee also may waive the achievement of any performance goals for such performance unit/share.

Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited to the Company upon the earlier of the recipient’s termination of employment or the date set forth in the award agreement.

Nontransferability of Awards

Awards granted under the 2003 Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by or by the applicable laws of descent and distribution. However, an optionee or recipient may designate one or more beneficiaries to receive any exercisable or vested awards following his or her death.

2003 Plan Benefits

As the grant of awards under the 2003 Plan is discretionary, it is impossible to determine the amount and terms of such future grants under the 2003 Plan.

The following table sets forth (a) the aggregate number of shares of the Company’s Common Stock and Class A Common Stock subject to outstanding options granted under the 2003 Plan during fiscal 2008, (b) the dollar value of such options based on the difference between $6.11 per share for the Common Stock and $5.84 per share for the Class A Common Stock on September 26, 2008, the last trading day in fiscal 2008, and the exercise price at which such stock options were granted, (c) the aggregate number of shares of the Company’s restricted Common Stock and Class A Common Stock granted under the 2003 Plan during fiscal 2008 and (d) the dollar value of such restricted stock based on the closing price on the last trading day in fiscal 2008 ($6.11 per share for the Common Stock and $5.84 per share for the Class A Common Stock on September 26, 2008).

2003 PLAN BENEFITS

Name of Individual or Group	Number of Stock Options		Dollar Value of Stock Options	Number of Shares of Restricted Stock		Dollar Value of Restricted Stock
William E. Brown	1,500,000	(1)	—	—		—
Stuart W. Booth	80,000	(2)	$99,200	—		—
James V. Heim	80,000	(2)	$99,200	—		—
Michael A. Reed	120,000	(2)	$148,800	—		—

Former Executive Officers:
Glenn W. Novotny	—		—	—		—
Bradley P. Johnson	—		—	—		—

All executive officers, as a group	1,780,000	(3)	$347,200	—		—
All employees who are not executive officers, as a group	2,013,500	(2)	$2,435,120	428,089	(4)	$2,500,040
All directors who are not executive officers, as a group	—		—	—		—

(1)	Includes options for 750,000 shares of Common Stock and 750,000 shares of Class A Common Stock.

(2)	Represents options for shares of Class A Common Stock.

(3)	Includes options for 750,000 shares of Common Stock and 1,030,000 shares of Class A Common Stock.

(4)	Represents restricted shares of Class A Common Stock.

Federal Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale or other disposition exceeds the option price.

Unless the participant elects to be taxed at the time of receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income upon the receipt of the award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash received at the time of vesting.

At the discretion of the Compensation Committee, the 2003 Plan allows a participant to satisfy the minimum tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares of Common Stock withheld, or by delivering to the Company already-owned shares, having a value equal to the amount required to be withheld.

The Company will be entitled to a tax deduction in connection with an award under the 2003 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Section 162(m) of the Internal Revenue

Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Section 162(m) rules, including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one year. The 2003 Plan has been designed to permit the Compensation Committee to grant options and SARs which satisfy the requirements of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.

Required Vote

The affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposed amendment to the 2003 Plan.

The Board of Directors recommends that the stockholders vote “FOR” the proposal to approve the amendment to the 2003 Plan.

PROPOSAL TO APPROVE AMENDMENT OF

THE NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

In February 1996, the Board of Directors approved the adoption of the Nonemployee Director Stock Option Plan (the “Director Plan”), which was subsequently approved by the Company’s stockholders at the annual meeting in March 1997. At the February 2002 Annual Meeting, the stockholders approved an increase of the number of shares authorized for issuance under the Director Plan by an additional 100,000 shares. In connection with a dividend , payable in the form of two shares of the Class A Common Stock for each outstanding share of Common Stock and Class B Stock on February 5, 2007, the Director Plan was amended to include 187,056 shares of Class A Common Stock authorized for issuance. In December 2008, the Board of Directors of the Company conditionally amended the Director Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares authorized for issuance under the Director Plan by an additional 600,000 shares of Class A Common Stock.

The reason for this amendment is to ensure that a sufficient number of shares of the Company’s Class A Common Stock are available under the Director Plan and to provide for appropriate equity incentives for outside directors. As of December 19, 2008, there were 98,144 shares of Common Stock and 52,696 shares of Class A Common Stock remaining for future awards, which would increase to 98,144 shares of Common Stock and 652,696 shares of Class A Common Stock if the proposal is approved.

Description of the Director Plan

The following summary of the principal features of the amended Director Plan is qualified in its entirety by the full text of the Director Plan.

Purpose

The purpose of the Director Plan is to promote the success, and enhance the value, of the Company, by attracting, retaining and motivating members of the Board of Directors who possess outstanding competence and who are neither employees of the Company nor of any affiliate of the Company (“Nonemployee Directors”). The Director Plan also is designed to align the interests of Nonemployee Directors with the interests of the stockholders of the Company.

Eligibility to Participate in the Director Plan

All Nonemployee Directors automatically become participants in the Director Plan. At present, the Company has three Nonemployee Directors: John B. Balousek, David N. Chichester and Alfred A. Piergallini.

Administration, Amendment and Termination

The Director Plan is administered by the Board of Directors. The Board of Directors has all discretion and authority necessary or appropriate to administer the Director Plan and to control its operation in accordance with its terms. The Board of Directors also may amend or terminate the Director Plan at any time and for any reason.

Number of Shares Available Under the Director Plan

A total of 100,000 shares of Common Stock were originally reserved for issuance under the Director Plan. The February 2002 amendment increased the number of authorized shares by 100,000 shares for a total of 200,000 shares. In the event of any stock split, stock dividend or other change in the capital structure of the Company, the Board of Directors may make such adjustment, if any, as it deems appropriate in the number and/or class of shares of Common Stock that are available for grant under the Director Plan and the number and class of and/or the exercise price of shares of Common Stock subject to outstanding options. On February 5, 2007, the

Company paid a stock dividend in the form of two shares of Class A Common Stock for each outstanding share of Common Stock and Class B stock to stockholders of record as of January 14, 2007. Following the dividend, there were 126,140 shares of Common Stock and 252,280 shares of Class A Common Stock remaining for awards. Shares issued under the Director Plan may be authorized but unissued shares of Common Stock or Class A Common Stock or treasury shares. If an Option expires without having been fully exercised or Restricted Stock does not vest, the shares subject thereto again will be available for grant.

Restricted Stock

Under the amended Director Plan, each Nonemployee Director automatically will receive, on the date of the Annual Meeting and at each subsequent annual meeting on which he or she is a Nonemployee Director, a Restricted Stock grant for such number of shares of Common Stock or Class A Common Stock as determined by dividing $20,000 by the fair market value of a share of Common Stock or Class A Common Stock on the date of the annual meeting in question. Any fractional share will be rounded up to the next full share. For purposes of the Plan, fair market value on any date generally means the closing selling prices for shares of Common Stock or Class A Common Stock on The Nasdaq Global Market on that date.

For example, if the fair market value of a share of Class A Common Stock on the date of the annual meeting in question is $6.00, then the Nonemployee Director would receive 3,334 shares of Restricted Stock (i.e., $20,000 divided by $6.00, rounded up to the next full share).

The Nonemployee Director will not be required to pay for the Restricted Stock. The Restricted Stock will vest in six months; provided, however, that if prior to such date the participant terminates his or her service on the Board of Directors on account of death or disability, then the Restricted Stock will become exercisable in full on the date of such termination of service.

Options

Under the amended Director Plan, each Nonemployee Director automatically will also receive, on the date of the Annual Meeting and at each subsequent annual meeting on which he or she is a Nonemployee Director, an Option to purchase such number of shares of Common Stock or Class A Common Stock as determined by dividing $200,000 by the fair market value of a share on the date of the annual meeting in question. Any fractional share will be rounded up to the next full share. For purposes of the Plan, fair market value on any date means the closing selling price for a share of Common Stock or Class A Common Stock on The Nasdaq Global Market on that date.

For example, if the fair market value of a share of Class A Common Stock on the date of the annual meeting in question is $6.00, then the Nonemployee Director would receive an Option to purchase 33,334 shares (i.e., $200,000 divided by $6.00, rounded up to the next full share).

The exercise price of the shares subject to each Option will be 100% of the fair market value of the shares on the date of grant. Each Option will become exercisable in one-third increments six months, 18 months and 30 months from the date of grant of the Option; provided, however, that if prior to such date the participant terminates his or her service on the Board of Directors on account of death or disability, then the Option will become exercisable in full on the date of such termination of service. Each Option will terminate 42 months from the date of grant of the Option.

Payment of Exercise Price

The exercise price of each Option must be paid in full in cash at the time of exercise. Any taxes required to be withheld also must be paid at the time of exercise.

Restrictions on Share Transferability

If the Board of Directors determines that applicable law or the requirements of any national securities exchange make it necessary or appropriate to delay the issuance of any shares of Common Stock or Class A Common Stock under the Director Plan, each participant will receive his or her shares after the Board of Directors determines that such legal or other requirements have been satisfied.

Nontransferability of Options

Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, if permitted by the Board of Directors (in its discretion), a participant may designate one or more beneficiaries to receive any exercisable Options following his or her death.

Director Plan Benefits

The number of shares subject to grants of Options and Restricted Stock under the Director Plan is not determinable, because this number depends on the fair market value of a share of Common Stock or Class A Common Stock on the grant date.

The following table sets forth (a) the aggregate number of shares of the Company’s Class A Common Stock subject to outstanding options granted under the Director Plan during fiscal 2008, (b) the dollar value of such options based on the difference between $5.84 per share for the Class A Common Stock on September 26, 2008, the last trading day in fiscal 2008, and the exercise price at which such stock options were granted, (c) the aggregate number of shares of the Company’s Class A Common Stock granted as restricted stock awards under the Director Plan during fiscal 2008 and (d) the dollar value of such restricted stock awards based on $5.84 per share for the Class A Common Stock on September 26, 2008, the last trading day in fiscal 2008.

DIRECTOR PLAN BENEFITS

Name of Individual or Group	Number of Class A Common Stock Options	Dollar Value of Class A Common Stock Options	Number of Shares of Restricted Class A Common Stock	Dollar Value of Restricted Class A Common Stock
William E. Brown	—	—	—	—
Stuart W. Booth	—	—	—	—
James V. Heim	—	—	—	—
Michael A. Reed	—	—	—	—

Former Executive Officers:
Glenn W. Novotny	—	—	—	—
Bradley P. Johnson	—	—	—	—

All executive officers, as a group(1)	—	—	—	—

All employees who are not executive officers, as a group(1)	—	—	—	—
All directors who are not executive officers, as a group	85,023	$76,521	9,111	$53,208

(1)	Only directors of the Company who are not employees of the Company or an affiliate of the Company are eligible to receive awards under the Director Plan.

Federal Tax Aspects

Based on management’s understanding of current federal income tax laws, the tax consequences of the award of Restricted Stock and Options under the Director Plan are as follows.

A participant will have taxable ordinary income at the time the Restricted Stock vests in an amount equal to the fair market value of the shares of Common Stock or Class A Common Stock on the date of vesting, unless the participant makes a prior election under Section 83(b) of the Internal Revenue Code. If a participant makes a Section 83(b) election, the participant will have taxable ordinary income at the time of the grant. Any gain or loss recognized upon any later sale or other disposition of the shares of Common Stock or Class A Common Stock generally will be capital gain or loss.

A participant will not have taxable income at the time of grant of an Option, but generally will have ordinary income upon the exercise of such Option in an amount equal to the excess of the fair market value of the shares of Common Stock or Class A Common Stock on the date of exercise over the exercise price of such shares. Any gain or loss recognized upon any later sale or other disposition of the shares of Common Stock or Class A Common Stock generally will be capital gain or loss.

The Company generally will be entitled to a tax deduction in connection with Restricted Stock and Options granted under the Director Plan in an amount equal to the ordinary income realized by the participant.

Required Vote

The affirmative vote of a majority of the shares of Common Stock and Class B Stock, voting together as a class, present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposed amendment to the Director Plan.

The Board of Directors unanimously recommends that stockholders vote “FOR” the proposal to approve the amendment to the Director Plan.

AUDIT COMMITTEE REPORT ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is not available on the Company’s website, but a copy is attached as Appendix A to this proxy statement.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year ended September 27, 2008 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with Governance, as amended by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 27, 2008.

Audit Committee

ALFRED A. PIERGALLINI, Chairman

JOHN B. BALOUSEK

DAVID N. CHICHESTER

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the two fiscal years ended on September 27, 2008 and has been selected to serve as the Company’s independent registered public accounting firm for fiscal 2009. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 29, 2007	September 27, 2008
Audit fees	$4,946,278	$4,614,075
Audit-related fees	93,722	166,925
Tax fees	—	—
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 29, 2007 and September 27, 2008, respectively, were for professional services rendered for the audits of the Company’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, income tax provision procedures, and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees.

The Audit-related fees for the fiscal years ended on September 29, 2007 and September 27, 2008 were primarily related to accounting consultations, acquisitions and registration statements.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2007 and 2008.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 24, 2005.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in 2010 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before September 4, 2009. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in 2010, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 18, 2009. If such a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in 2010.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: January 2, 2009

By Order of the Board of Directors

Stuart W. Booth, Secretary

Appendix A

CENTRAL GARDEN & PET COMPANY

2003 OMNIBUS EQUITY INCENTIVE PLAN

(As Amended Effective December 10, 2008)

i

TABLE OF CONTENTS

Page
SECTION 15 SUCCESSORS		A-15

SECTION 16 LEGAL CONSTRUCTION		A-15

16.1	Gender and Number	A-15

16.2	Severability	A-15

16.3	Requirements of Law	A-15

16.4	Securities Law Compliance	A-15

16.5	Governing Law	A-16

16.6	Captions	A-16

CENTRAL GARDEN & PET COMPANY

2003 OMNIBUS EQUITY INCENTIVE PLAN

(As Amended Effective December 10, 2008)

CENTRAL GARDEN & PET COMPANY, hereby adopts the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan, effective as of December 4, 2002, and as amended on February 7, 2005, December 14, 2005, February 5, 2007 and December 10, 2008 as follows:

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Background and Effective Date. The Plan provides for the granting of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares. The Plan was originally approved effective as of December 4, 2002. The Plan, as amended to date, is effective as of December 10, 2008, subject to approval of the December 10, 2008 amendment by an affirmative vote, at the next meeting of the stockholders of the Company, or any adjournment thereof, of the holders of a majority of the outstanding shares of the Common Stock and Class B Stock, voting together as a class, of the Company, present in person or by proxy and entitled to vote at such meeting. Awards may be granted prior to the receipt of such vote, but such grants shall be null and void if such vote is not in fact received.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success, and enhance the value, of the Company by aligning the interests of Participants with those of the Company’s shareholders, and by providing Participants with an incentive for outstanding performance.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of outstanding individuals, upon whose judgment, interest, and special effort the success of the Company largely is dependent.

1.3 Duration of the Plan. The Plan shall commence on the date specified in Section 1.1, and subject to Section 12 (concerning the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan on or after December 3, 2012.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, or Performance Shares.

2.5 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.9 “Company” means Central Garden & Pet Company, a Delaware corporation, or any successor thereto.

2.10 “Consultant” means an individual who provides significant services to the Company and/or an Affiliate, including a Director who is not an Employee.

2.11 “Director” means any individual who is a member of the Board of Directors of the Company.

2.12 “Disability” means a permanent and total disability within the meaning of Code Section 22(e)(3).

2.13 “Employee” means an employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

2.15 “Fair Market Value” means the average of the highest and lowest quoted selling prices or the closing share price for Shares on the relevant date, or if there were no sales on such date, the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee. If the class of Shares is not quoted on a national exchange, “Fair Market Value” means, as of any date, the per share fair market value of the Shares, as determined by the Committee in good faith on such basis as it deems appropriate and applied consistently with respect to Participants.

2.16 “Freestanding SAR” means a SAR that is granted independently of any Option.

2.17 “Incentive Stock Option” or “ISO” means an option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.18 “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.19 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.20 “Option Price” means the price at which a Share may be purchased pursuant to an Option.

2.21 “Participant” means an Employee or Consultant who has an outstanding Award.

2.22 “Performance Unit” means an Award granted to an Employee pursuant to Section 8.

2.23 “Performance Share” means an Award granted to an Employee pursuant to Section 8.

2.24 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions.

2.25 “Plan” means the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.26 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.27 “Retirement” means, in the case of an Employee, a Termination of Employment by reason of the Employee’s retirement at or after age 62.

2.28 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.29 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.30 “Shares” means (i) the shares of common stock, $0.01 par value, of the Company (“Common Stock”), (ii) the shares of Class A common stock, $0.01 par value, of the Company (“Class A Common Stock”) or (iii) shares of preferred stock, $0.01 par value, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (“Preferred Stock”).

2.31 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to the terms of Section 7 is designated as an SAR.

2.32 “Subsidiary” means any “subsidiary corporation” (other than the Company) as defined in Code Section 424(f).

2.33 “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.34 “Termination of Employment” means a cessation of the employee-employer or director or other service arrangement relationship between an Employee, Consultant or Director and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment or re-engagement by the Company or an Affiliate.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are “outside directors” under Rule 16b-3.

3.2 Authority of the Committee. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power (a) to determine which Employees and Consultants shall be granted Awards, (b) to prescribe the terms and conditions of such Awards, (c) to interpret the Plan and the Awards, (d) to adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) to interpret, amend or revoke any such rules.

The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and powers with respect to Section 16 Persons.

3.3 Decisions Binding. All determinations and decisions made by the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan may not exceed 21,034,982, consisting of (i) a maximum of 5,800,000 shares of Common Stock of the Company, (ii) a maximum of 14,734,982 shares of Class A Common Stock of the Company, and (iii) a maximum of 500,000 shares of Preferred Stock of the Company. Such Shares may be authorized but unissued Shares or Treasury Shares. No Participant may receive Options or SARs for more than 1,500,000 shares under the Plan in a calendar year.

The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a)	While an Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

(b)	The grant of an Option or Restricted Stock shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

(c)	The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem SARs); provided, however, that, upon the exercise of such Tandem SAR, the authorized Share pool shall be credited with the appropriate number of Shares representing the number of shares reserved for such Tandem SAR less the number of Shares actually delivered upon exercise thereof or the number of Shares having a Fair Market Value equal to the cash payment made upon such exercise.

(d)	The grant of an Affiliated SAR shall reduce the number of Shares available for grant by the number of Shares subject to the SAR, in addition to the number of Shares subject to the related Option; provided, however, that, upon the exercise of such Affiliated SAR, the authorized Share pool shall be credited with the appropriate number of Shares representing the number of shares reserved for such Affiliated SAR less the number of Shares actually delivered upon exercise thereof or the number of Shares having a Fair Market Value equal to the cash payment made upon such exercise.

(e)	The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs granted; provided, however, that, upon the exercise of such Freestanding SAR, the authorized Share pool shall be credited with the appropriate number of Shares representing the number of shares reserved for such Freestanding SAR less the number of Shares actually delivered upon exercise thereof or the number of Shares having a Fair Market Value equal to the cash payment made upon such exercise.

(f)	The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Units and/or Performance Shares.

(g)	To the extent that an Award is settled in cash rather than in Shares, the authorized Share pool shall be credited with the appropriate number of Shares having a Fair Market Value equal to the cash settlement of the Award.

(h)	The grant of an Award for Preferred Stock shall reduce the number of shares of Common Stock or Class A Common Stock available for grant by the number of shares, if any, of Common Stock or Class A Common Stock, issuable upon conversion of the Preferred Stock; provided, however, that upon conversion of such Preferred Stock, the authorized Share pool shall be credited with the appropriate number of shares of Preferred Stock.

4.2 Lapsed Awards. If an Award is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available to be the subject of an Award.

4.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Options, SARs, and Restricted Stock granted under the Plan, as the Committee, in its sole discretion, shall determine to be appropriate to prevent the dilution or diminishment of Awards. Notwithstanding the preceding sentence, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Options may be granted to Employees and Consultants at any time and from time to time, as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number and class of Shares subject to Options granted to each Participant. The Committee may grant ISOs, NQSOs, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Option Price, the expiration date of the Option, the number and class of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

5.3 Option Price. Subject to the provisions of this Section 5.3, the Option Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date that the Option is granted.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date that the Option is granted; provided, however, that if at the time that the Option is granted, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Option Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the date that the Option is granted.

5.3.3 Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion, may determine that such substitute Options shall have an exercise price less than 100% of the Fair Market Value of the Shares on the date the Option is granted.

5.4 Expiration of Options. Unless the applicable stock option agreement provides otherwise, each Option shall terminate upon the first to occur of the events listed in Section 5.4.1, subject to Section 5.4.2.

5.4.1 Expiration Dates.

(a)	The date for termination of the Option set forth in the written stock option agreement;

(b)	The expiration of ten years from the date the Option was granted, subject to the provisions of clause (f), below; or

(c)	The expiration of one year from the date of the Optionee’s Termination of Employment for a reason other than the Optionee’s death, Disability or Retirement, subject to the provisions of clause (f) below; or

(d)	The expiration of three years from the date of the Optionee’s Termination of Employment by reason of Disability, subject to the provisions of clause (f) below; or

(e)	The expiration of three years from the date of the Optionee’s Retirement; provided that no Incentive Stock Option may be exercised after the expiration of three months from the date of the Optionee’s Retirement, subject in each case to the provisions of clause (f) below; or

(f)	The expiration of one year from the date of the Optionee’s death, if such death occurs while the Optionee is in the employ or service of the Company or an Affiliate or within the one-year or three-year periods referred to in (c), (d) or (e) above, whichever is applicable.

5.4.2 Committee Discretion. Subject to the provisions of this Section 5.4, the Committee shall provide, in the terms of each individual Option, when such Option expires and becomes unexercisable. After the Option is granted, the Committee, in its sole discretion and subject to Section 5.8.4 and this Section 5.4, may extend the maximum term of such Option.

5.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times, and subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company, setting forth the number and class of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

For Options granted prior to December 14, 2005, the Option Price upon exercise of any Option shall be payable to the Company in full in cash. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, also may permit (a) a Participant to elect to have the Company withhold Shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned Shares to satisfy the Option Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the date of exercise.

For Options granted on or after December 14, 2005, the Option Price upon exercise of any Option shall be payable by having the Company withhold Shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned Shares to satisfy the Option Price, pursuant to such procedures as the Committee may specify from time to time. The Committee, in its sole discretion, also may permit (a) a Participant to pay the Option Price in full in cash, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the date of exercise.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant Share certificates (in the Participant’s name) representing such Shares.

If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock or Class A Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option, as it may deem advisable, including, but not limited to, restrictions related to Federal securities laws, the requirements of any national securities exchange or system upon which such Shares are then listed and/or traded, and/or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Employment. No Incentive Stock Option may be exercised more than three months after the Participant’s termination of employment for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and (b) the Award Agreement and/or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one year after the Participant’s termination of employment on account of Disability, unless (a) the Participant dies during such one-year period, and (b) the Award Agreement and/or the Committee permit later exercise.

5.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company and/or a Subsidiary at the time of grant.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of 10 years from the date such Option was granted; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of 5 years from the date that it was granted.

5.9 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as provided under Section 9. All Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. An SAR may be granted to an Employee or Consultant at any time and from time to time as determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

The Committee shall have complete discretion to determine the number and class of SARs granted to any Participant, and consistent with the provisions of the Plan, the terms and conditions pertaining to such SARs. However, the grant price of a Freestanding SAR shall be at least equal to the Fair Market Value of a Share of Common Stock or Class A Common Stock, as the case may be, on the date of grant. The grant price of Tandem or Affiliated SARs shall equal the Option Price of the related Option.

6.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

6.2.1 ISOs. Notwithstanding any contrary provision of the Plan, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR shall expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

6.3 Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

6.4 Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

6.5 SAR Agreement. Each SAR shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.6 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 (pertaining to Options) also shall apply to SARs.

6.7 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The difference between the Fair Market Value of a Share of Common Stock or Class A Common Stock, as the case may be, on the date of exercise over the grant price; times

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

6.8 Nontransferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as permitted under Section 9. An SAR granted to a Participant shall be exercisable during the Participant’s lifetime only by such Participant.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees and Consultants in such amounts and class as the Committee, in its sole discretion, shall determine.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number and class of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on any Shares of Restricted Stock as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Central Garden & Pet Company.”

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and/or remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights, if any, with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares, unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company. Subject to the applicable Award Agreement and Section 7.5, upon the earlier of (a) the Participant’s termination of employment, or (b) the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and, subject to Section 4.2, again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1 Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number and class of Performance Units and Performance Shares granted to each Participant.

8.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called the “Performance Period”.

8.3 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. After the grant of a Performance Unit/Share, the Committee, in its sole discretion, may adjust and/or waive the achievement of any performance goals for such Performance Unit/Share.

8.4 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

8.5 Cancellation of Performance Units/Shares. Subject to the applicable Award Agreement, upon the earlier of (a) the Participant’s termination of employment, or (b) the date set forth in the Award Agreement, all remaining Performance Units/Shares shall be forfeited by the Participant to the Company, and subject to Section 4.2, the Shares subject thereto shall again be available for grant under the Plan.

8.6 Nontransferability. Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as permitted under Section 9. A Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

SECTION 9

BENEFICIARY DESIGNATION

If permitted by the Committee, a Participant may name a beneficiary or beneficiaries to whom any unpaid vested Award shall be paid in event of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

SECTION 10

DEFERRALS

The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

SECTION 11

RIGHTS OF EMPLOYEES AND CONSULTANTS

11.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.

11.2 Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

SECTION 12

AMENDMENT, SUSPENSION, OR TERMINATION

12.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may alter, amend or terminate the Plan, or any part thereof, at any time and for any reason. However, as required by applicable law, no alteration or amendment shall be effective without further stockholder approval. Neither the amendment, suspension, nor termination of the Plan shall, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted. No Award may be granted during any period of suspension nor after termination of the Plan.

SECTION 13

TAX WITHHOLDING

13.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes required to be withheld with respect to such Award.

13.2 Shares Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy the minimum statutory tax withholding obligation, in whole or in part, by electing to have the Company withhold Shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the withholding requirement. The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the date that the taxes are required to be withheld.

SECTION 14

INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, notion, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 15

SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

SECTION 16

LEGAL CONSTRUCTION

16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

16.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

16.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

Appendix B

CENTRAL GARDEN & PET COMPANY

NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

(As amended effective December 10, 2008)

-i-

TABLE OF CONTENTS

(continued)

-ii-

CENTRAL GARDEN & PET COMPANY

NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

(As amended effective December 10, 2008)

SECTION 1

ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment. Central Garden & Pet Company, a Delaware corporation (the “Company”), hereby amends the “Central Garden & Pet Company Nonemployee Director Equity Incentive Plan” (formerly known as the Central Garden & Pet Company Nonemployee Director Stock Option Plan, the “Plan”), for the benefit of nonemployee members of the Board of Directors of the Company (“Nonemployee Directors”), in order to compensate such Nonemployee Directors for their services by awarding them stock options (“Options”) and restricted shares of Company common stock (“Restricted Shares”) under the Plan.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success, and enhance the value, of the Company, by attracting, retaining and motivating Nonemployee Directors of outstanding competence. The Plan also is designed to align the interests of Nonemployee Directors with the interests of the stockholders of the Company.

1.3 Effective Date. This amendment of the Plan is effective as of December 10, 2008, subject to the approval of the amendment by an affirmative vote, at the next meeting of the stockholders of the Company, or any adjournment thereof, of the holders of a majority of the outstanding shares of the common stock and Class B stock, voting together as a class, of the Company, present in person or by proxy and entitled to vote at such meeting. Prior to such affirmative vote, the Plan shall operate pursuant to the terms in effect prior to such amendment.

1.4 Duration of the Plan. The Plan shall be effective as specified in Section 1.3, and subject to the right of the Board of Directors of the Company to terminate the Plan at any time and for any reason pursuant to Section 8, shall remain in effect thereafter. In the event that on any date of grant the number of Shares (to be subject to Options or otherwise) granted to all Nonemployee Directors exceeds the number of Shares then available for grant under the Plan, each Nonemployee Director shall share pro rata in the number of Shares that remain available for grant on such date (with Restricted Shares to be provided first).

SECTION 2

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated unless a different meaning is plainly required by the context:

2.1 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

2.4 “Company” means Central Garden & Pet Company, a Delaware corporation, or any successor thereto.

2.5 “Director” means an individual who is a member of the Board.

2.6 “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code.

2.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto. Reference to a specific section of the Exchange Act shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

2.8 “Exercise Price” means the price at which a Share may be purchased pursuant to an Option.

2.9 “Fair Market Value” means the average of the highest and lowest quoted selling prices for Shares on the relevant date or the closing sale price for the applicable Shares on the relevant date, or if there were no sales on such date, the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined on a consistent basis by the Board.

2.10 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.11 “Option” means an option to purchase Shares which has been granted under the provisions of the Plan. Options are not intended to be an incentive stock option under section 422 of the Code.

2.12 “Optionee” means a Nonemployee Director to whom an Option has been granted under the provisions of the Plan.

2.13 “Plan” means the Central Garden & Pet Company Nonemployee Director Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.14 “Restricted Shares” means Shares granted pursuant to Section 7 of the Plan.

2.15 “Shares” means the shares of common stock, $0.01 par value, of the Company (“Common Stock”) or the shares of Class A Common Stock, $0.01 par value, of the Company (“Class A Common Stock”).

SECTION 3

ADMINISTRATION OF THE PLAN

3.1 The Board. The Plan shall be administered by the Board. It shall be the duty of the Board to conduct the general administration of the Plan in accordance with its provisions.

3.2 Authority of the Board. The Board shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a) To interpret the provisions of the Plan and to determine, in its sole discretion, any question arising under, or in connection with the administration or operation of, the Plan;

(b) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan; and

(c) To prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations which may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding. All actions, interpretations and decisions of the Board shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4 Administrative Expenses. All expenses incurred in the administration of the Plan by the Board, or otherwise, including legal fees and expenses, shall be paid and borne by the Company.

3.5 Indemnification. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, notion, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for grant under the Plan may not exceed 200,000 shares of Common Stock and 787,056 shares of Class A Common Stock. Such shares may be either authorized but unissued Shares or treasury Shares.

4.2 Effect of Lapsed Options. If an Option is cancelled, terminates, expires or lapses for any reason, any Shares subject to such Option again shall be made available for grant under the Plan (to the same Optionee or to a different person).

4.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or the Exercise Price of Shares subject to outstanding Options, as the Board, in its sole discretion, shall determine to be appropriate to prevent the dilution or diminishment of Options. Notwithstanding the preceding sentence, the number of Shares subject to any Option always shall be a whole number.

SECTION 5

ELIGIBILITY

5.1 Eligibility. All Nonemployee Directors shall be eligible to participate in the Plan.

5.2 Consideration for Grant of Option or Restricted Shares. Any Option or Restricted Shares under the Plan shall be granted in consideration of the past services of the Nonemployee Director.

SECTION 6

OPTIONS

6.1 Grant of Options.

6.1.1 Each Nonemployee Director who is a Nonemployee Director on February 20, 1996 automatically will receive on such date an Option to purchase 10,000 Shares.

6.1.2 Each Optionee who received an Option to purchase 10,000 Shares pursuant to Section 6.1.1, and each Nonemployee Director who becomes a Nonemployee Director after February 20, 1996, automatically will receive, on the date of each subsequent annual meeting of the stockholders of the Company on which the Nonemployee Director is such, an Option to purchase such number of Shares (whose class shall be determined by the Board) as determined by A divided by B, where “A” is $200,000 and “B” is the Fair Market Value of an applicable Share on the date on which the Option is granted. Any fractional Share shall be rounded up to the next full Share. Accordingly, for example, if the Fair Market Value of a Share on the date of grant is $9.00, then the Optionee or Nonemployee Director (as applicable) would receive an Option to purchase 22,223 Shares (i.e., $200,000 divided by $9.00, rounded up to the next full Share).

6.2 Terms of Options.

6.2.1 Option Agreement. Each Option shall be evidenced by a written stock option agreement which shall be executed by the Optionee and the Company.

6.2.2 Exercise Price. The Exercise Price for the Shares subject to each Option shall be one hundred percent (100%) of the Fair Market Value of such Shares on the date of grant.

6.2.3 Exercisability. Each Option shall become exercisable with respect to one-third ( 1/3) of the Shares subject to the Option on each of the dates that is (a) six (6) months, (b) eighteen (18) months, and (c) thirty (30) months after the date of grant of the Option. Notwithstanding the preceding sentence, if prior to the date when an Option would become exercisable, the Optionee terminates service on the Board on account of death or Disability, the Option shall become exercisable in full on the date of such termination of service.

6.2.4 Expiration of Options. Each Option shall terminate upon the expiration of forty-two (42) months from the date of grant of the Option.

6.2.5 Payment. Options shall be exercised by the Optionee’s delivery of a written notice of exercise to the Secretary of the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Exercise Price upon exercise of any Option shall be payable to the Company in full in cash. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, also may permit (a) an Optionee to elect to have the Company withhold Shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned Shares to satisfy the Exercise Price, or (b) by any other means which the Board, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the date of exercise.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Optionee Share certificates (in the Optionee’s name) representing such Shares.

If any shares subject to an Option are not delivered to an Optionee because the Option is exercised through a reduction of shares subject to the Option (i.e., “net exercised”), the number of shares that are not delivered to the Optionee shall remain available for issuance under the Plan. If the Exercise Price of any Option is satisfied by tendering shares of Common Stock or Class A Common Stock held by the Optionee (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan.

6.2.6 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option, as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed and/or traded, and/or under any blue sky or state securities laws.

6.2.7 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as permitted in Section 8.2. All Options granted to an Optionee under the Plan shall be exercisable during his or her lifetime only by such Optionee.

SECTION 7

RESTRICTED SHARES

7.1 Grant of Restricted Shares. Each Nonemployee Director automatically will receive, on the date of each annual meeting of the stockholders of the Company on which the Nonemployee Director is such, such number of Restricted Shares (whose class shall be determined by the Board) as determined by A divided by B, where “A” is $20,000 and “B” is the Fair Market Value of an applicable Share on the date on which the Restricted Shares are granted. Any fractional Share shall be rounded up to the next full Share. Accordingly, for example, if the Fair Market Value of a Share on the date of grant is $9.00, then the Nonemployee Director would receive 2,223 Restricted Shares (i.e., $20,000 divided by $9.00, rounded up to the next full Share).

7.2 Terms of Restricted Shares.

7.2.1 Restricted Share Agreement. Each restricted Share grant shall be evidenced by a written Restricted Share agreement which shall be executed by the Nonemployee Director and the Company.

7.2.2 Vesting. Each grant of Restricted Shares shall vest in full six (6) months after the date of grant. Notwithstanding the preceding sentence, if prior to the date when the Restricted Shares would vest, the Director terminates service on the Board on account of death or Disability, the Restricted Shares shall become vested in full on the date of such termination of service.

7.2.3 Restrictions on Share Transferability. The Board may impose such restrictions on any Restricted Shares, as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed and/or traded, and/or under any blue sky or state securities laws.

7.2.4 Nontransferability of Unvested Restricted Shares. No restricted shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to their vesting pursuant to Section 7.2.2, other than by will, the laws of descent and distribution, or as permitted in Section 8.2.

SECTION 8

MISCELLANEOUS

8.1 Amendment or Termination of the Plan. The Board, in its sole discretion, may amend, alter, modify or terminate the Plan, in whole or in part, at any time and for any reason. However, only if and to the extent required to maintain the Plan’s qualification under Rule 16b-3 promulgated under the Exchange Act, any such amendment shall be subject to stockholder approval. Neither the amendment, suspension, termination, nor scheduled expiration of the Plan shall, without the consent of the Nonemployee Director, alter or impair any rights or obligations under any Option or Restricted Shares theretofore granted. No Option or Restricted Shares may be granted during any period of suspension nor after termination of the Plan.

8.2 Beneficiary Designation. If permitted by the Board, a Nonemployee Director may name a beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of the Nonemployee Director’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Nonemployee Director and must be in a form and manner acceptable to the Board. In the absence of any such designation, or if no beneficiary survives the Nonemployee Director, benefits remaining unpaid at the Nonemployee Director’s death shall be paid to the person or persons entitled to such benefits under the Nonemployee Director’s will or, if the Nonemployee Director shall fail to make testamentary disposition of such benefits, his or her legal representative. Any transferee must furnish the Company with (a) written notice of his or her status as a transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8.3 Captions. The captions contained herein and in the table of contents are provided as a matter of convenience only, and in no way define, limit, enlarge or describe the scope or intent of the Plan. Such captions shall not affect in any way the construction of any provision of the Plan.

8.4 Applicable Law; Severability. The Plan hereby created shall be construed, administered and governed in all respects in accordance with the laws of the State of California (with the exception of its conflict of laws provisions). If any provision of this instrument shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall continue to be fully effective.

8.5 No Effect Upon Other Compensation Plans. The adoption of this Plan shall not affect any other stock option, compensation or incentive plans in effect for the Company or any Affiliate, and this Plan shall not preclude the Board from establishing any other forms of incentive or compensation for Nonemployee Directors.

8.6 No Effect on Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Nonemployee Director’s service on the Board at any time, with or without cause.

8.7 Requirements of Law. The granting of Options and the issuance of Shares (including Restricted Shares) under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.8 Rule 16b-3 Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan, an Option or any action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board. Notwithstanding any contrary provision of the Plan, if the Board specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be of no force or effect.

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed below and FOR proposals 2 and 3.
									Please mark your votes as indicated in this example	☒
1.	ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees:
	01. 02.	Wiliam E. Brown Brooks M. Pennington III	☐	☐	☐	2.	To amend the 2003 Omnibus Equity Incentive Plan.	☐	☐	☐
	03. 04.	John B. Balousek David N. Chichester				3.	To amend the Nonemployee Director Equity Incentive Plan.	☐	☐	☐
	05.	Alfred A. Piergallini
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)						4.	In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.
*Exceptions						STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

								YES
						Mark Here for Address Change or Comments SEE REVERSE	☐ I plan to attend meeting	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

CENTRAL GARDEN & PET COMPANY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on February 9, 2009.

The Central Garden & Pet Company Notice of Annual Meeting; Proxy Statement and 2008 Annual Report are available at http://www.central.com/annualreports

40177

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CENTRAL GARDEN & PET COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 9, 2009

The undersigned hereby appoints William E. Brown and Stuart W. Booth or any of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CENTRAL GARDEN & PET COMPANY to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 9, 2009, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the reverse side.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

40177